Ex 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-88103 on Form N-1A of our report dated September 26, 2012, relating to the financial statements and financial highlights of Lord Abbett Stock Appreciation Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2012.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” “Financial Statements” and “Fund Portfolio Information Recipients” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
November 23, 2012